Exhibit 3.1

CERTIFICATE OF AMENDMENT

to the

RESTATED CERTIFICATE OF INCORPORATION

of

CONTEXTLOGIC INC.

ContextLogic Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is ContextLogic Inc. The Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 17, 2020.

SECOND: That the Board of Directors of the Corporation, at a meeting duly held on March 20, 2023, duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, in the form set forth below (the “Amendment”), declaring the Amendment to be advisable and directing that the Amendment be submitted to the stockholders of the Corporation for consideration thereof at the annual meeting:

RESOLVED, that Article IV, Section 1, of the Restated Certificate of Incorporation of the Corporation, be, and it hereby is, amended to insert Section 1.3 at the end of such Article IV, Section 1, which section shall read as follows:

1.3. As of 4:01 p.m. Eastern Time on April 11, 2023 (the “Effective Time”) of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, the shares of Class A Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, on a 1-for-30 basis, into fully paid and nonassessable shares of Class A common stock, par value $0.0001 per share (the “New Common Stock”), such that each thirty (30) shares of Old Common Stock will be reclassified as one (1) share of New Common Stock, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). From and after the Effective Time, each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificates”) shall be entitled to receive a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates have been reclassified pursuant to this Certificate of Amendment. Until surrender, each Old Certificate will be deemed to represent the number of shares of New Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment. If, as a result of the Reverse Stock Split, any holder would otherwise be entitled to receive a fractional share of New Common Stock, the Corporation shall cause to be issued to such holder an additional fractional share of New Common Stock that, when combined with the fractional share otherwise issuable to such holder as a result of the Reverse Stock Split, equals a whole share of New Common Stock, such that no fractional shares result from the Reverse Stock Split.

THIRD: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

FOURTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this corporation has caused this Amendment to the Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: April 10, 2023

CONTEXTLOGIC INC.
By:	/s/ Jun Yan
Name:	Jun Yan
Title:	Chief Executive Officer